--------
 FORM 3
--------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   PSC, S.A.                              |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   PriceSmart, Inc.: PSMT (NMM)                            |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |   7/7/00                  |5. Relationship of Reporting     | 6. If Amendment, Date   |
|  P.O. Box 0832 - 1384 World Trade Center |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [X] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|        Panama    Republic of Panama      |                           |                                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|  Common Stock                          |    679,500(1)                |         D                 |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|  Common Stock                          |    185,318(2)                |         I                 |     By PSC, S.A.             |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|  Common Stock                          |     61,773(3)                |         I                 |     By PSC, S.A.             |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|  Common Stock                          |    185,318(4)                |         I                 |     By PSC, S.A.             |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|  Common Stock                          |     61,773(5)                |         I                 |     By PSC, S.A.             |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

-------------------------
(1) These securities are owned directly by PSC, S.A.
(2) These securities are owned indirectly by Edgar Zurcher.
(3) These securities are owned indirectly by Mario Rapaccioli.
(4) These securities are owned indirectly by John Keith.                              By: PSC, S.A.
(5) These securities are owned indirectly by Alberto Bonetti.
**  Intentional misstatements or omissions of facts constitute Federal Criminal       By: /s/ Edgar Zurcher               7/7/00
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            ---------------------------------   ----------
                                                                                      **Signature of Reporting Person     Date
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                     (Print or Type Responses)                                             Page 2

                                 FORM 3 APPENDIX

   Name and Address of Reporting Person:

         Edgar Zurcher
         P.O. Box 0832-1384 World Trade Center
         Panama, Republic of Panama

    Signature:
    /s/ Edgar Zurcher
    -----------------------------------
    Edgar Zurcher

    Designated Filer:  PSC, S.A.

    Date of Event Requiring Statement:  7/7/2000

    Issuer Name and Ticker or Trading Symbol:  PriceSmart, Inc.: PSMT (NMM)

    Name and Address of Reporting Person:

         Mario Rapaccioli
         P.O. Box 0832-1384 World Trade Center
         Panama, Republic of Panama

    Signature:
    /s/ Mario Rapaccioli
    -----------------------------------
    Mario Rapaccioli

    Designated Filer:  PSC, S.A.

    Date of Event Requiring Statement:  7/7/2000

    Issuer Name and Ticker or Trading Symbol:  PriceSmart, Inc.: PSMT (NMM)

    Name and Address of Reporting Person:

         John Keith
         P.O. Box 0832-1384 World Trade Center
         Panama, Republic of Panama

    Signature:
    /s/ John Keith
    -----------------------------------
    John Keith

    Designated Filer:  PSC, S.A.

    Date of Event Requiring Statement:  7/7/2000

    Issuer Name and Ticker or Trading Symbol:  PriceSmart, Inc.: PSMT (NMM)

    Name and Address of Reporting Person:

         Alberto Bonetti
         P.O. Box 0832-1384 World Trade Center
         Panama, Republic of Panama

    Signature:
    /s/ Alberto Bonetti
    -----------------------------------
    Alberto Bonetti

    Designated Filer:  PSC, S.A.

    Date of Event Requiring Statement:  7/7/2000

    Issuer Name and Ticker or Trading Symbol:  PriceSmart, Inc.: PSMT (NMM)

                                   Page 4 of 4